Reading International Announces 2nd Quarter 2010 Results

•   Revenue from operations for the 2010 Quarter at $57.0 million, up 4.8% over 2009
•   Revenue from operations for the 2010 Six Months at $115.2 million, up 13.5% over 2009
•   Reached settlement with the IRS on our tax litigation case during July 2010

Los Angeles, California, - (BUSINESS WIRE) – August 5, 2010 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•
our revenue for the 2010 Quarter was $57.0 million compared to $54.4 million in the 2009 Quarter, an increase of 4.8%, driven by a $1.5 million increase in Australia and a $656,000 increase in New Zealand;

•
our revenue for the 2010 Six Months was $115.2 million compared to $101.5 million in the 2009 six months, an increase of 13.5%, driven by a $9.4 million increase in Australia and a $3.1 million increase in New Zealand;

•
during July 2010, our wholly owned subsidiary, Craig Corporation, and the IRS agreed to file with the Tax Court a settlement of  the IRS’s claim against Craig Corporation with respect to its 1997 tax year at 30 cents on the dollar; and

•
having satisfied applicable loan covenant requirements, the parent company guarantee on our GE Capital loan was released effective May 17, 2010.  The original GE Capital Loan was used to fund a part of the consideration for our Consolidated Acquisition and has been reduced from its original balance of $50.0 million to $31.0 million at June 30, 2010.

Second Quarter 2010 Discussion

Revenue from operations increased from $54.4 million in the 2009 Quarter to $57.0 million in 2010, a $2.6 million or a 4.8% increase.  The cinema revenue increase of $1.2 million or 2.4% was driven by a $1.5 million increase in Australia and a $656,000 increase in New Zealand.  The increase is primarily relating to a year over year increase in the value of the Australia and New Zealand dollars compared to the U.S. dollar which was offset in part by lower local currency revenues for our Australia, New Zealand, and U.S. operations during the 2010 Quarter compared to the 2009 Quarter.  The top three grossing films for the quarter in our circuit worldwide were “Iron Man 2,” “Sex & the City 2,” and “Shrek Forever After,” which between them accounted for approximately 21.5% of our cinema box office revenue.  Real estate revenue was up by $1.4 million from quarter to quarter, primarily as a result of the aforementioned positive currency exchange movements from last year’s quarter to this year’s quarter.

As a percentage of revenue, operating expense, at 77.3% in the 2010 Quarter was slightly higher than the 76.8% in the 2009 Quarter.

We recorded a $2.2 million impairment charge related to our Taringa, Australia real estate property during the second quarter of 2010 primarily associated with the development costs of the project.  During 2009, we recorded a loss, in effect catch up depreciation, on the reclassification of our Auburn shopping center from property held for sale to continuing operations of $549,000.

General and administrative expense increased by $383,000 or 9.0%, from $4.2 million in the 2009 Quarter to $4.6 million in the 2010 Quarter.  This increase was primarily affected by higher legal expenses related to our now settled tax case and by currency exchange movements between last year’s quarter and this year’s quarter offset in large part by our cost cutting measures implemented worldwide.

Driven by the above factors our operating income for the quarter decreased by $2.3 million to $2.2 million compared to $4.5 million in the same quarter last year even though our cash provided by operations increased from $6.2 million to $10.7 million.

For the 2010 Quarter, we recorded an other income of $135,000 compared to $1.8 million other loss for the 2009 Quarter.  For the 2010 Quarter, the $135,000 other income included offsetting settlements related to our Burstone litigation and the 2008 sale of our interest in the Botany Downs cinema.  For the 2009 Quarter, the $1.8 million other loss included a $2.2 million loss on foreign currency translation, a $1.3 million other-than-temporary loss on marketable securities, offset by a $1.5 million gain on a property option termination.

Net interest expense increased by $1.2 million for the 2010 Quarter compared to the 2009 Quarter.  The increase in interest expense during the 2010 Quarter was primarily related to changes to our interest rate swaps somewhat offset by lower debt balances for the 2010 Quarter compared to the same period last year.

During the 2009 Quarter, we recorded a $10.7 million gain on retirement of subordinated debt (trust preferred securities), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

During the 2010 Quarter, we recorded a $351,000 gain on sale of assets primarily related to a deferred gain on sale of a mining property associated with our historic railroad operations.

For the 2010 Quarter, income tax expense increased by $11.6 million, primarily relating to our July 2010 settlement with the U.S. Internal Revenue Service of our federal tax litigation.  Associated with this settlement, we recorded $11.8 million in income tax expense related to our federal taxes and exposure for state income taxes.

As a result of the above, we reported a net loss of $13.7 million for the 2010 Quarter, driven primarily by our tax settlement accrual of $11.8 million, compared to a net income of $9.9 million in the 2009 Quarter, driven primarily by our gain on subordinated debt retirement of $10.7 million.

Our EBITDA(1) at $6.4 million for the 2010 Quarter was $10.3 million lower than the 2009 Quarter of $16.7 million, driven primarily by the non-reoccurrence of our 2009 gain on retirement of  subordinated debt of $10.7 million.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Our adjusted EBITDA(1) for the 2010 Quarter was $8.3 million after excluding:

•	the $519,000 gain on sale of a long-term mining asset associated with our former railroad operations;

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project; and

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand.

Our adjusted EBITDA(1) for the 2009 Quarter was $8.5 million after excluding:

•	the $10.7 million gain on the retirement of our TPS debt;

•	the $1.5 million gain from Auburn option payments;

•	the $549,000 loss on reclassification of our Auburn from property held for sale to continuing operations;

•	the $2.2 million realized transactional currency loss; and

•	the $1.3 million other than temporary loss on our Becker marketable securities.

This resulted in a small decrease in our adjusted EBITDA(1) of $336,000 or 4.0% from last year’s quarter to this year’s quarter.

First Half 2010 Discussion

Revenue from operations increased from $101.5 million in the 2009 Six Months to $115.2 million in 2010, a $13.7 million or a 13.5% increase.  The cinema revenue increase of $11.6 million or 12.3% was driven by a $9.4 million increase in Australia and a $3.1 million increase in New Zealand.  In addition to the strong operational showing, both these increases were also positively affected by currency exchange movements between last year’s six months and this year’s six months.  The top three grossing films for the six months in our circuit worldwide were “Avatar,” “Alice in Wonderland,” and “Iron Man 2,” which between them accounted for approximately 17.4% of our cinema box office revenue.  The 2010 Six Months real estate revenue was up by $2.1 million from the same period in 2009, primarily as a result of the aforementioned positive currency exchange movements.

As a percentage of revenue, operating expense, at 77.8% in the 2010 Six Months was slightly higher than last year’s 77.5%.

We recorded a $2.2 million impairment charge related to our Taringa, Australia real estate property during the first half of 2010 primarily associated with the write off of development costs of the project.  Additionally, during 2009, we recorded a loss, in effect catch up depreciation, on the transfer of our Auburn shopping center from real estate held for sale to continuing operations of $549,000 related to our Auburn property.

General and administrative expense increased by $154,000 or 1.8%, from $8.7 million in the 2009 Six Months to $8.8 million in the 2010 Six Months.  This increase was primarily affected by higher legal expenses as our Mackie case was tried and our tax case moved towards trial and currency exchange movements between last year’s six months and this year, offset in large part by our cost cutting measures implemented worldwide.

Driven by the above factors our operating income for the first half of 2010 increased by $272,000 to $6.7 million compared to $6.4 million in the same period last year.

For the 2010 Six Months, we recorded an other loss of $96,000 compared to $2.1 million for the 2009 Quarter.  For the 2010 Six Months, the $96,000 other loss included offsetting settlements related to our Burstone litigation and the 2008 sale of our interest in the Botany Downs cinema, a $605,000 of loss attributable to our Mackie litigation, and $617,000 of equity earnings of unconsolidated joint ventures and entities.  For the 2009 Six Months, the $2.7 million other loss included a $2.2 million loss on foreign currency translation, a $2.0 million other-than-temporary loss on marketable securities, offset by a $1.5 million gain on a property option termination, and $659,000 of equity earnings of unconsolidated joint ventures and entities.

Net interest expense decreased by $97,000 for the 2010 Six Months compared to the 2009 Six Months.  The decrease in interest expense during the 2010 Six Months was primarily related to lower debt balances for the 2010 Quarter compared to the same period last year offset by changes to our interest rate swaps.

During the 2009 Six Months, we recorded a $10.7 million gain on retirement of subordinated debt (trust preferred securities), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

During the 2010 Six Months, we recorded a $351,000 gain on sale of assets primarily related to a deferred gain on sale of a mining property associated with our historic railroad operations.

For the 2010 Six Months, income tax expense increased by $11.8 million primarily relating to our July 2010 settlement with the U.S. Internal Revenue Service  of our tax litigation.  Associated with this settlement, we recorded $12.0 million in income tax expense related to our federal taxes and exposure for state income taxes.

As a result of the above, we reported a net loss of $13.4 million for the 2010 Six Months driven primarily by our tax settlement accrual of $12.0 million, compared to a net income of $6.5 million in the 2009 Six Months, driven primarily by our gain on subordinated debt of $10.7 million.

Our EBITDA(1) at $14.4 million for the 2010 Six Months was $7.6 million lower than the 2009 Six Months of $21.9 million, driven primarily the non-recurrence in 2010 of by our 2009 gain on subordinated debt of $10.7 million.

Our adjusted EBITDA(1) for the 2010 six-months was $16.9 million after excluding:

•	the $519,000 gain on sale of a long-term mining asset associated with our former railroad operations;

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project;

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand; and

•	$605,000 loss related to our Mackie litigation.

Our adjusted EBITDA(1) for the 2009 six-months was $14.5 million after excluding:

•	the $10.7 million gain on the retirement of our TPS debt;

•	the $1.5 million gain from Auburn option payments;

•	the $549,000 loss on reclassification of our Auburn from property held for sale to continuing operations;

•	the $2.2 million realized transactional currency loss; and

•	the $2.1 million other than temporary loss on our Becker available-for-sale shares.

This resulted in a growth in our adjusted EBITDA(1) of $2.4 million or 16.6%, from last year’s quarter to this year’s quarter.

Balance Sheet and Liquidity

Our total assets at June 30, 2010 were $388.9 million compared to $406.4 million at December 31, 2009.  The currency exchange rates for Australia and New Zealand as of June 30, 2010 were $0.8480 and $0.6901, respectively, and as of December 31, 2009, these rates were $0.8979 and $0.7255, respectively.  As a result, currency had a negative effect on the balance sheet at June 30, 2010 compared to December 31, 2009.

Our cash position at June 30, 2010 was $26.5 million compared to $24.6 million at December 31, 2009.  Of this $26.5 million, $9.6 million is included in our Consolidated Entertainment subsidiary.  $7.1 million of the $9.6 million is subject to debt covenants with GE Capital that limit the use of the cash outside of the subsidiary.

At the present time, we have approximately $4.7 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  During the 2010 Quarter, we drew down our New Zealand facility by $4.8 million (NZ$7.0 million) to pay off our Sutton Hill Capital #1 loan of $5.0 million.  As a result, we currently have undrawn funds of $12.8 million (NZ$18.5 million) available under our line of credit in New Zealand.

Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2010 shows a negative $55.0 million and compared to a negative $16.2 million at December 31, 2009, related primarily to our Australia Credit Facility becoming a current liability as of June 30, 2010 (maturing on June 30, 2011) and our Burwood property being reclassed to current as land held for sale.  While no assurances can be given that we will be successful, we are currently working to have the new facility in place before its maturity date.  During the past six months, we refinanced our Union Square loan of $7.5 million (now maturing on May 1, 2015), paid off our $5.0 million Sutton Hill Capital #1 loan, and we extended the terms of our $9.0 million Sutton Hill Capital #2 loan to December 31, 2013.

Stockholders’ equity was $87.3 million at June 30, 2010 compared to $110.3 million at December 31, 2009, the difference being largely attributable to the liability associated with the settlement of our tax case and a decrease in the value of the Australia and New Zealand dollars compared to the U.S. dollar since December 31, 2009.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

IRS Litigation

During July 2010, our wholly owned subsidiary, Craig Corporation, and the IRS agreed to file with the Tax Court a settlement of  the IRS’s claim against Craig Corporation.  We have accrued $18.1 million for the federal and state tax liabilities for this settlement which resulted in a tax expense for the three and six months ending June 30, 2010 of $11.8 million and $12.0 million, respectively.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com); and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$ 57,032	$54,422	$115,181	$101,500
Operating expense
Cinema/real estate	44,091	41,775	89,653	78,688
Depreciation and amortization	3,865	3,324	7,768	7,168
Loss on transfer of real estate from held for sale to continuing operations	--	549	--	549
Impairment expense	2,239	--	2,239	--
General and administrative	4,616	4,233	8,822	8,668

Operating income	2,221	4,541	6,699	6,427

Interest expense, net	(4,067)	(2,871)	(7,164)	(7,261)
Other income (loss)	135	(1,757)	(96)	(2,057)
Gain on retirement of subordinated debt	--	10,714	--	10,714
Gain on sale of assets	351	--	351	--
Income tax expense	(12,201)	(647)	(12,783)	(999)
Net income attributable to noncontrolling interest	(153)	(90)	(368)	(328)

Net income (loss)	$(13,714)	$ 9,890	$(13,361)	$ 6,496

Basic and diluted earnings (loss) per share	$ (0.60)	$ 0.44	$ (0.59)	$ 0.29

EBITDA*	$ 6,419	$16,732	$ 14,354	$21,924

EBITDA* change	$(10,313)		$(7,570)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$(13,714)	$9,890	$(13,361)	$6,496
Add: Interest expense, net	4,067	2,871	7,164	7,261
Add: Income tax provision	12,201	647	12,783	999
Add: Depreciation and amortization	3,865	3,324	7,768	7,168

EBITDA	$6,419	$16,732	$14,354	$21,924

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Cinema	$52,433	$51,215	$106,279	$94,651
Real estate	4,599	3,207	8,902	6,849
	57,032	54,422	115,181	101,500
Operating expense
Cinema	41,867	40,143	85,162	75,249
Real estate	2,224	1,632	4,491	3,439
Depreciation and amortization	3,865	3,324	7,768	7,168
Loss on transfer of real estate held for sale to continuing operations	--	549	--	549
Impairment expense	2,239	--	2,239	--
General and administrative	4,616	4,233	8,822	8,668
	54,811	49,881	108,482	95,073

Operating income	2,221	4,541	6,699	6,427

Interest income	364	219	646	737
Interest expense	(4,431)	(3,090)	(7,810)	(7,998)
Gain on retirement of subordinated debt (trust preferred securities)	--	10,714	--	10,714
Gain on sale of assets	351	--	351	--
Other income (expense), net	(131)	(1,921)	(713)	(2,716)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(1,626)	10,463	(827)	7,164
Income tax expense	(12,201)	(647)	(12,783)	(999)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(13,827)	9,816	(13,610)	6,165
Equity earnings of unconsolidated joint ventures and entities	266	164	617	659
Net income (loss)	$(13,561)	$9,980	$(12,993)	$6,824
Net income attributable to noncontrolling interest	(153)	(90)	(368)	(328)
Net income (loss) attributable to Reading International, Inc. common shareholders	$(13,714)	$9,890	$(13,361)	$6,496

Basic and diluted earnings (loss) per share attributable to Reading International, Inc. common shareholders	$(0.60)	$0.44	$(0.59)	$0.29
Weighted average number of shares outstanding – basic	22,797,534	22,653,050	22,754,599	22,616,193
Weighted average number of shares outstanding – dilutive	22,797,534	22,687,273	22,754,599	22,650,415

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$26,495	$24,612
Receivables	6,449	9,458
Inventory	762	860
Investment in marketable securities	2,730	3,120
Restricted cash	1,728	321
Land held for sale	44,129	--
Prepaid and other current assets	2,860	3,078
Total current assets	85,153	41,449

Property held for and under development	31,833	78,676
Property & equipment, net	194,276	200,749
Investment in unconsolidated joint ventures and entities	8,980	9,732
Investment in Reading International Trust I	838	838
Goodwill	32,370	37,411
Intangible assets, net	21,336	22,655
Other assets	14,115	14,907
Total assets	$388,901	$406,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$13,304	$14,943
Film rent payable	6,232	7,256
Notes payable – current portion	90,418	7,914
Note payable to related party – current portion	--	14,000
Taxes payable	23,851	6,140
Deferred current revenue	6,125	6,968
Other current liabilities	177	457
Total current liabilities	140,107	57,678
Notes payable – long-term portion	91,347	177,166
Note payable to related party – long-term portion	9,000	--
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	2,044	6,968
Deferred non-current revenue	102	577
Other liabilities	31,121	25,852
Total liabilities	301,634	296,154
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,789,473 issued and 21,308,823 outstanding at June 30, 2010 and 35,610,857 issued and 21,132,582 outstanding at December 31, 2009	216	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at June 30, 2010 and at December 31, 2009	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at June 30, 2010 and at December 31, 2009	--	--
Additional paid-in capital	133,440	134,044
Accumulated deficit	(76,746)	(63,385)
Treasury shares	(3,765)	(3,514)
Accumulated other comprehensive income	33,023	41,514
Total Reading International, Inc. stockholders’ equity	86,183	108,889
Noncontrolling interests	1,084	1,374
Total stockholders’ equity	87,267	110,263
Total liabilities and stockholders’ equity	$388,901	$406,417